Exhibit 10.40

Summary of Director Compensation

Set forth below is a summary of the compensation paid by MEMC Electronic Materials, Inc. (the “Company”) to its outside directors. Directors that are also employees of the Company receive no additional compensation for their service as a director.

Fees. Outside directors receive the following fees for their services on the Board of Directors and its Committees:

•	$45,000 annual Board of Directors cash retainer;

•	$20,000 additional cash retainer for Chairman of the Board of Directors;

•	$40,000 additional cash retainer for Chairman of the Audit Committee and $10,000 additional cash retainer for each member of the Audit Committee;

•	$20,000 additional cash retainer for Chairman of the Compensation Committee and $5,000 additional cash retainer for each member of the Compensation Committee;

•	$5,000 additional cash retainer for the Chairman of the Nominating and Corporate Governance Committee; and

•	$1,000 cash for each Board of Directors’ meeting and each Committee meeting attended.

Equity Compensation. Equity compensation is granted to outside directors as follows:

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Upon their initial election or appointment to the Board of Directors, outside directors who are not affiliated with Texas Pacific Group, Leonard Green & Partners and TCW/Crescent Mezzanine Management III LLC receive a grant of non-qualified stock options to purchase 10,000 shares of MEMC common stock at an exercise price per share equal to the fair market value per share on the date of grant. These options vest ratably over four years.

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Outside directors are awarded RSUs for shares of our common stock on an annual basis (as of the date of the annual stockholder meeting each year). The RSUs vest ratably over two years. Each year, RSUs are to be awarded in an amount such that the number of underlying shares of MEMC common stock has a total value of $100,000 on the date the award is granted. The actual number of RSUs to be awarded shall be determined in increments of 100 RSUs such that the value of common stock underlying the RSUs is as close to $100,000 as possible. For newly elected or appointed outside directors that become directors on a date other than the date of the annual stockholder meeting, such directors would receive RSUs for a pro rata portion of the $100,000 total value.